EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements Nos. 333-179310 and 333-203201 of CenterPoint Energy, Inc. on Form S-8 of our report, dated June 09, 2015, relating to the financial statements and supplemental schedule of the CenterPoint Energy Savings Plan, appearing in this Annual Report on Form 11-K for the year ended December 31, 2014.

/s/ McConnell & Jones LLP

Houston, Texas

June 09, 2015

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